Exhibit 99.1
Even more jobs coming to the Treasure Coast
January 8, 2009 — 5:44 PM
Over 50 new jobs to be created at company’s headquarters in Stuart.
Stuart, Fla. (January 8, 2009) — Bayview Construction of Stuart was chosen as the general contractor for the facility expansion project at Liberator Medical Supply, Inc., a leading and growing national direct-to-consumer provider of medical supplies to Medicare-eligible seniors. Upon completion of the project, the publicly traded company (symbol: LBMH) which currently employs 100 people, will add more than 50 new jobs at its corporate headquarters in the Stuart Commerce Center located at 2979 SE Gran Park Way in Stuart.
The two-floor, 5,515 square-foot expansion will provide for an enhanced call center operations for sales, operations and support. The corporate office currently has 25,000 square feet of space, and a 7,000 square-foot retail store located in Stuart at 4260 SE Federal Highway.
Work is scheduled to begin by late January 2009 and be completed in early spring.
Liberator Medical Supply, founded in 2000 by the company’s CEO, Mark Libratore, is a major provider of quality diabetes, urological, ostomy, personal mobility aids and general medicine supplies to seniors across the country.
“During the recent tough times we are very pleased to be in what may be considered a recession proof business, we are also pleased to be working with Bayview Construction again who consistently delivers quality work on time,” said Mark Libratore, founder and CEO of Liberator Medical Supply.
“At Bayview Construction, we’re excited to help Liberator Medical Supply grow its operations, and are pleased that the new addition will result in the creation of many new jobs on the Treasure Coast,” said Ken Ringe, president of Stuart-based Bayview Construction.